Exhibit 10.10

*** Indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

STRATEGIC DEVELOPMENT AND MARKETING AGREEMENT

This Strategic Development and Marketing Agreement (this “Agreement”) is made and entered into this 14th day of February, 2006 (the “Effective Date”), by and between Air Products and Chemicals, Inc. (“Air Products”) and Comverge, Inc. (“Comverge”). Comverge and Air Products are individually referred to as “Party” or collectively as “Parties.”

WHEREAS, Comverge offers Services pursuant to which it collects fees from electricity utilities for making available customers willing to allow such utilities to manage the electricity demand of such customers;

WHEREAS, Air Products and Comverge intend to cooperate in the marketing of Comverge’s Services to commercial and industrial consumers of electricity in North America and Europe;

WHEREAS, the Parties intend for Air Products to assist Comverge’s efforts to offer industry-specific demand-response Services; and

WHEREAS, as described in this Agreement, the Services will be marketed and sold by Comverge pursuant to collaborative marketing and sales efforts.

NOW, THEREFORE, in consideration of the foregoing and the covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. DEFINITIONS. In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms will have the following meaning when used in this Agreement:

“Affiliates” means with respect to any Party, any Person, directly or indirectly, controlling, controlled by or under common control with such Party. For purposes of this definition, “control” means (i) in the case of a Person that is a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) for the election of directors of such Person or (ii) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of (A) more than fifty percent (50%) of the economic or partnership interest in the income or capital of such Person or (B) the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled by” or “under common control” will have the meanings correlative to the foregoing.

“Business Models” as described under Section 2 means the information describing acquisition and/or aggregation of load, solely from Large Load Customers, for re-sale to Electric Utilities consisting of a Commercial Customer and Industrial Customer load acquisition strategy, including the incentives used to encourage Commercial Customers and Industrial Customers to participate in Services.

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“Calendar Month” means a calendar month or, with respect to the first month of the Term the period beginning on the Effective Date and ending on the first day of the first full calendar month thereafter and with respect to the last month of the Term the period beginning on the first day after the last day of the last full calendar month of the Term and ending on the last day of the Term.

“Capacity” means electrical load measured in kilowatts that is capable of being reduced and then provided to Electric Utilities by Comverge.

“Commercial Customers” means any Person other than a natural person or an Existing Customer engaged in commerce.

“Comverge’s Businesses” mean (i) the sale of demand responsive hardware and software to Electric Utilities or any other Person including without limitation digital control units, smart thermostats, multiuse gateways and controlling software designed to achieve demand reduction and provide electricity consumers with real time pricing of electrical usage, (ii) the provision of electric capacity to Electric Utilities or any other Person pursuant to a Virtual Peaking Capacity or other like agreement and (iii) the sale of advanced metering devices to Electric Utilities.

“Electric Utilities” means electric power providers, investor owned utilities, electric cooperatives, municipalities, independent system operators (or other governmental or quasi governmental Person(s) controlling the generation, distribution or transmission of electricity).

“Existing Customers” means (i) Persons that Comverge has previously enrolled in a load reduction program pursuant to a written agreement prior to the Effective Date, and (ii) those Persons listed in Exhibit A that either (a) are in the process of enrolling in a load reduction program or (b) will enroll in a load reduction program through present negotiations or discussions.

“Industrial Customers” means any Commercial Customer that is engaged in any business related to the manufacture of goods, including activities associated with acquiring raw materials for goods such as mining operations. Industrial Customers do not include Existing Customers.

“Industry Targets” means the following industries, any industry in which Comverge employs the Business Models, and such other industries upon which the Parties may from time to time agree:

***

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“Invention” means any new or improved apparatus, process, formula, information, product, invention, discovery, idea, suggestion, material, data, equipment, design, drawing, prototype, report, computer software, documentation or other intellectual property or know-how invented, discovered, produced, conceived, or reduced to practice by a Party or its personnel in connection with, or as a result of, this Agreement or as a result of any information provided to a Party by the other Party.

“Large Load Customer” means (i) any *** utilizing the Services, (ii) any *** that utilizes the Services through which it makes available a load reduction of *** or more or (iii) any Commercial Customer that utilizes the Services through which it makes available a load reduction of *** or more and ***. Large Load Customers exclude Existing Customers.

“Person” means any natural person, corporation, company, partnership, limited liability company, proprietorship, trust or estate, joint venture, association, or other legal entity.

“Revenue” means, with respect to each Calendar Month during the Term, the *** owed to Comverge and any of its Affiliates in connection with the provision of Services to Large Load Customers provided however, that to the extent Comverge has utilized new teachings in a unique Business Model to add incremental Capacity from an Existing Customer (“Incremental Capacity”) and if such Incremental Capacity can be discretely identified and measured, gross revenue resulting from such Incremental Capacity will be included in “Revenue” notwithstanding anything in this Agreement to the contrary.

“Services” means all services (and the associated supply of equipment necessary to supply such services) relating to contracting with Commercial Customers and Industrial Customers for Capacity, and then making available to Electric Utilities a specific amount of such Capacity for the on-demand reduction of such Capacity by Electric Utilities; provided, however, that “Services” expressly exclude the sale of equipment or the provision of services that is unrelated to making Commercial Customers’ and Industrial Customers’ Capacity available for reduction by Electric Utilities.

“Third Party” means any Person other than Air Products or Comverge or their respective Affiliates.

2. BUSINESS MODELS. Air Products, in collaboration with Comverge, will develop the Business Models during the *** period beginning on the Effective Date as follows. The Parties will agree upon an initial quantity of Industry Targets (no fewer than *** and no more than ***) that Air Products will evaluate in connection with preparing the Business Models. Air Products will (i) evaluate the technical feasibility and commercial viability of providing Services to customers of Electric Utilities in the Industry Targets, and (ii) use commercially reasonable efforts

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to develop Business Models for each Industry Target where it is mutually agreed by Air Products and Comverge, that it would be technically feasible and commercially viable for Comverge to provide, and for customers in such Target Industries to use, the Services (each a “Viable Industry Target” and collectively the “Viable Industry Targets”); provided, however, neither Party will have any obligation to agree that any Industry Target is a Viable Industry Target. Air Products will prepare Business Models until it either has completed *** Business Models or all of the initial Industry Targets agreed upon by the Parties have either been determined to be not a Viable Industry Target or for which a Business Model has been prepared. At Air Products’ reasonable request, Comverge will assist Air Products in such evaluation of technical feasibility and commercial viability and development of the Business Models. In developing such Business Models, Air Products will:

a.	assemble a team of qualified Air Products personnel to carry out the analysis of each Viable Industry Target;

b.	perform process and non-process load analysis on at least *** (***) mutually agreed customer in each Viable Industry Target; and

c.	perform technology analysis on Comverge’s and third parties’ technology in relation to each Viable Industry Target.

As reasonably requested by Air Products from time to time, Comverge will provide to Air Products the information concerning the Services that is necessary or useful for Air Products to develop the Business Models. Comverge may request, from time to time, that Air Products provide assistance to Comverge in connection with Comverge’s marketing and selling of Services to Commercial Customers and Industrial Customers, and Air Products may, in its sole discretion, provide such assistance to Comverge.

3. BUSINESS MODEL DELIVERY DATE. The Parties will cooperate to create a reasonable schedule for the delivery of the Business Models from time to time during the *** year period beginning on the Effective Date.

4. SALES AND MARKETING. In addition to Comverge’s marketing of the Services generally, Comverge will actively market the Services to potential Commercial Customers and Industrial Customers in the Viable Industry Targets as follows:

a. Comverge Committed Marketing Resources. Comverge will commit reasonable resources, which may include direct sales campaign(s) and/or a sales force, to market the Services to Commercial Customers and Industrial Customers in the Viable Industry Targets. Comverge will bear all costs of such dedicated sales force, with the exception of Air Products’ cost of performing its obligations under Section 4(b) below which will be Air Products responsibility. Comverge may request to use Air Products’ name or any trademark or service mark of Air Products in any of its marketing campaigns, provided, however, Comverge will have no right to use such name, trademark or service mark without the prior written consent of Air Products, which Air Products may grant or withhold in its sole and absolute discretion.

b. Introductions to Air Products’ Customers. As reasonably requested by Comverge from time to time, Air Products will use commercially

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reasonable efforts to facilitate an introductory meeting and sales call between representatives of the Comverge sales force and appropriate representatives of Air Products’ existing customers; provided, however, in no event will the foregoing be construed as a guarantee by, or obligation of, Air Products to facilitate such meetings and sales calls.

c. Air Products Commercial Facilities. In areas in which Air Products maintains its commercial facilities and are serviced by Electric Utilities that have contracted with, or hereafter contracts with, Comverge for Services, Air Products will evaluate such Air Products facilities that do not then have Capacity demand reduction services to determine whether such commercial facilities would receive commercially viable benefits from participating in the Services.

d. Prototype Installation. For the first Large Load Customer in each Viable Industry Target that is serviced by an Electric Utility that receives Services, Air Products will assist Comverge on prototype installations for such Large Load Customer by assisting Comverge in applying the general principles of the Business Model to the specific circumstances of such Large Load Customer. Notwithstanding anything to the contrary herein, Comverge will provide any and all equipment needed to execute any prototype installations or Services. Further, Comverge will be solely responsible for specifying, installing and maintaining equipment required for each prototype installation and providing the Services.

e. Bid Proposals. Comverge will prepare bid proposals (each, a “Proposal”) for potential Electric Utilities it deems in its sole discretion are appropriate candidates for Services describing how Comverge intends to provide Services to each such Electric Utility (each, a “Project”). As ‘reasonably requested by Comverge from time to time, Air Products will use commercially reasonable efforts to assist Comverge with the preparation of the Proposals; provided, however, that Comverge will be solely responsible for executing any and all Projects and providing the Services. Comverge will not submit any Proposal referencing Air Products or any trademark or service mark of Air Products to any Electric Utility without the prior written approval of Air Products.

f. Requests for Credit Support. As reasonably requested by Comverge from time to time in connection with a Project, Air Products will negotiate in good faith with Comverge for up to thirty (30) days after such request to provide Comverge with credit support (e.g., bid bonds, performance bonds or parent guarantees), in form and substance satisfactory to Air Products. Air Products will have no obligation to provide Comverge with any such credit support.

g. Oversight Committee. Each Party will designate an individual to represent such Party (each, a “Representative”) on an oversight committee (the “Committee”). The purpose of the Committee is to perform an independent assessment of the performance of the Parties in respect of the Agreement and to jointly report to the management of each Party such assessment. Each Party’s Representative will be chosen at the sole discretion of such Party provided that such Representative will not serve in a direct capacity in respect to any significant deliverable under the Agreement. During the first year of the Agreement, the Committee will meet (by telephone, unless both Parties agree to meet in person) at least monthly for the purpose of making such assessment and such Committee meeting will include representation from each Party’s program manager, or his designee, who will have prepared a written assessment of the program’s progress as reasonably requested by the Committee. Following the first anniversary of the Effective Date, the Committee will meet as it deems necessary.

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5. COMPENSATION

a. Service Fee. Air Products will earn a fee on Services equal to (collectively, the “Services Fees”) the following percentage of Revenue received by Comverge and any of its Affiliates during the Service Fee Earning Period with respect to each Large Load Customer that signed a contract for Services before the eleventh anniversary of the Effective Date: (i) *** percent (*** %) of the Revenue where the Electric Utility to whom such Large Load Customer’s Capacity is offered provides any consideration (directly, or indirectly other than through Comverge or any of its Affiliates) to such Large Load Customer for such Large Load Customer’s participation in the Services, and (ii) *** percent (***%) of the Revenue where Comverge and its Affiliates are the sole provider of consideration to such Large Load Customer for such Large Load Customer’s participation in the Services; in both cases subject to the change of the foregoing percentages set forth in Section 12 and special arrangements reached pursuant to Section 5(n).

b. Services Fees Earning Period. Services Fees will be earned by Air Products with respect to each Large Load Customer during the period beginning with the first day of the first Calendar Month in which Comverge receives Revenues from the sale of Capacity to an Electric Utility in respect of a Services contract with such Large Load Customer and continue thereafter for a period of sixty (60) consecutive Calendar Months, including the first Calendar Month.

c. Payment. Except as provided in Sections 5(e), (f) and (g), Services Fees will be due and payable by Comverge monthly within sixty (60) days after the last day of the Calendar Month in which Comverge receives the Revenues used to calculate such Services Fee.

d. Interest. Services Fees earned pursuant to Section 5(b) will accrue interest from the period commencing sixty (60) days after the last day of the Calendar Month the Revenues attributable to such Services Fees are received by Comverge until the date such Services Fees are due and payable at a rate equal to *** percent (***%) per annum compounded daily.

e. Services Fees Postponement Period. Notwithstanding the provisions of Section 5(b), payment of Services Fees will be postponed until the earlier of the date thirty (30) months after the Effective Date or the occurrence of an Acceleration Event (as defined in Section 5(f) below). Interest will accrue on the postponed Services Fees pursuant to Section 5(d). Comverge may, however, elect to pay such Services Fees in the period specified in Section 5(b) without the accrual of interest.

f. Acceleration. Upon a Liquidation Event or Qualified Public Offering (both as defined in Comverge’s Fourth Amended and Restated Certificate of Incorporation dated February 13, 2006, as amended) (“Acceleration Event”), and provided further that the Minimum Threshold of Section 5(g) has been attained, all Services Fees earned and unpaid, plus applicable interest thereon, as of the effective date of such Liquidation Event or Qualified Public Offering will be accelerated and become due and payable within sixty (60) days after such effective date. Services Fee earned after the effective date of an Acceleration Event will be due and payable as provided in Section 5(c).

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g. Minimum Thresholds. Notwithstanding the foregoing, no Services Fees will be payable by Comverge pursuant to Section 5(c) or (f) until such time as Comverge has first begun receiving payment for an aggregate demand-response load reduction of *** from Large Load Customers introduced by Air Products or acquired through a Business Model with which Comverge entered into Services contracts after the Effective Date (“Minimum Threshold”); provided, however, that at such time as Air Products has delivered *** (***) Business Models, all load reduction from Large Load Customers shall apply to the Minimum Threshold without regard to whether such Large Load Customers were introduced by Air Products or acquired through a Business Model. At such time that the Minimum Threshold has been met (“Minimum Threshold Date”), any Services Fees that would have been due and payable but for the application of this Section 5(g), will become due and payable, including interest accrued thereon pursuant to Section 5(d), and will be paid by Comverge on or before sixty (60) days after the Minimum Threshold Date. Services Fees not due and payable as of the Minimum Threshold Date will become due and payable in accordance with Section 5(c).

h. Other. It is understood and agreed by the Parties that Revenues on which Services Fees are calculated pursuant to Section 5(a) includes (i) Revenue received by Comverge as a result of demand reduction from all *** utilizing the Services and Commercial Customers that utilize the Services through which it makes available a load reduction of *** or more, in either case regardless of whether inside or outside of the Viable Industry Targets or whether or not a Business Model or introduction by Air Product was used to acquire such Large Load Customer, and (ii) Revenues received as a result of demand reduction from those specific *** that utilize the Services through which each makes available a load reduction of *** or more but less than *** that are acquired through a Business Model or introduction by Air Product.

i. Equipment Fees. Comverge will pay to Air Products a fee equal to *** percent (***%) of the aggregate gross revenue received by Comverge and any of its Affiliates for sales of equipment alone (i.e., not in connection with the Services) to Large Load Customers in the first *** (***) Calendar months after Comverge first sold equipment to such Large Load Customer (the “Equipment Fee”). The Equipment Fee with respect to each Large Load Customer will be due and payable with respect to each such Large Load Customer within sixty (60) days after the end of the twenty-fourth Calendar Month after Comverge first sold such equipment to such Large Load Customer. Equipment Fees will only be paid on sales of equipment to Large Load Customers that are either directly introduced to Comverge by Air Products or that purchased equipment as a result of new teachings learned by Comverge from a Business Model. The payment of Equipment fees will be mutually exclusive of the payment of Services Fees pursuant to subparagraph (b).

j. Work Product Fees. Comverge will pay to Air Products ***% of all gross revenue (and the cash value of any non-cash consideration) received in connection with any transfer of any interest in the Work Product or other disclosure (pursuant to a contract) for value other than in connection with the Services (the “Work Product Fee”); provided, however, that a Work Product Fee will not be payable on the sale of substantially all of the assets of Comverge so long as the purchaser acquires the Agreement and assumes all liabilities herein. The Work Product Fee will be due and payable within sixty (60) days after the end of the Calendar Month in which Comverge receives such gross revenue.

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k. Report. On or before sixty (60) days after the last day of each Calendar Month, Comverge will furnish to Air Products a written report showing in detail for such Calendar Month the Revenue, Equipment Fees and Work Product Fees earned in such Calendar Month.

l. Audit Rights.

i. Records. Comverge will keep, and will require its Affiliates to keep, such records as are necessary to determine accurately the Revenue, Equipment Fees and Work Product Fees due under this Agreement. Such records will be retained by Comverge for the Term (as defined in Section 11) and for five (5) years thereafter.

ii. Audit. At the written request of Air Products, with reasonable advance notice, Comverge will make available for inspection, review, and audit, by a certified public accounting firm appointed by Air Products, such records of Comverge as may be reasonably necessary to verify Comverge’s accounting reports and the fees and payments made or to be made pursuant to this Agreement; provided, however, that such audits may not be performed by Air Products more than twice per calendar year in the absence of a reasonable basis for concern regarding compliance with the Agreement or any applicable laws. If such accountants identify a discrepancy, then the appropriate Party will pay the other Party the amount of the discrepancy within thirty (30) days of the date of receiving such accountant’s written report, or as otherwise agreed upon by the Parties, plus, in the event of any underpayment that resulted from an accounting error, interest calculated in accordance with Section 5(m).

iii. Audit Confidentiality. Air Products will cause any accountants selected by it to enter into a confidentiality agreement acceptable to Comverge obligating such accountants to retain all such information in confidence pursuant to such confidentiality agreement. Such accountants will not reveal to Air Products the details of its review, except as is necessary to substantiate the amounts owed under this Agreement and any discrepancies identified by such accountants, and such details will be treated as Confidential Information, Each Party agrees to hold in strict confidence all information concerning the fees and payments and reports due hereunder, and all information learned in the course of any audit or inspection (and not to make copies of such reports and information), except to the extent necessary for such Party to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by laity, regulation or order of a governmental authority.

iv. Costs of Audits. Air Products will pay for such audits, except in the event the adjustment shown by such audit is both greater than *** percent (***%) of the amount owed and exceeds *** dollars ($***), in which case Comverge will pay for such audit.

m. Late Payments. Any amounts not paid when due under this Agreement will be subject to interest from and including the date payment is due through and including the date upon which the relevant Party has collected immediately available funds in an account designated by such Party at an monthly rate equal to ***%, or, if lower, the highest rate permitted under applicable law.

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n. Special Arrangements with Respect to Revenue. Prior to the Effective Date, Comverge infrequently had opportunities to receive revenue pursuant to special business arrangements (substantially different from its ordinary arrangements) whereby Comverge contracted with third parties for Capacity through channels other than Comverge’s sales representatives or agents and where such third parties provided all or substantially all of the Services required to provide Capacity (“Special Arrangements”). In the event Special Arrangement arise after the Effective Date, Comverge will pay Service Fees to Air Products based on Revenues received from such Special Arrangements less amounts paid to such third party for securing such Special Arrangements.

o. Additional Compensation. Comverge shall issue to Air Products a Warrant to Purchase Series C Preferred Stock (the “Warrant”), in the form attached hereto as Exhibit B, upon delivery of an executed copy of this Agreement to it by Air Products, and that the terms of the Warrant are incorporated herein by reference as additional compensation under this Agreement.

6. CONFIDENTIAL INFORMATION.

a. Definition. “Confidential Information” means all material or information relating to a Party’s, its Affiliates’ or its business partners’ research, development, or business operations and affairs that such Party identifies as confidential or should be reasonably understood to be confidential. Without limiting the generality of the foregoing, Work Product (as defined in Section 7(a)) will be deemed to be Confidential Information of both Air Products and Comverge. Confidential Information excludes (i) such information previously known to the Party receiving such Confidential Information (the “Receiving Party”) or publicly available through no act of the Receiving Party either prior or subsequent to the other Party disclosing such Confidential Information (the “Disclosing Party”) to the Receiving Party; (ii) information disclosed to Receiving Party by a third party having the lawful right to make such disclosure; and (iii) information that is independently developed by the Receiving Party by individuals who the Receiving Party can prove have not had access to Confidential Information.

b. Use and Disclosure. Except as the Disclosing Party may authorize in writing, the Receiving Party will not use the Disclosing Party’s Confidential Information for any purpose other than in furtherance of the relationship described in this Agreement and will not disclose such Confidential Information to any person other than its personnel who have a need to know such Confidential Information in order to perform under this Agreement and who are subject to a nondisclosure obligation comparable in scope to this Section 6. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information under operation of law or as required by an administrative governmental body or a court of competent jurisdiction provided that the Receiving Party notifies the requesting body of the confidential nature of the requested information and gives the Disclosing Party prompt notice of the request for such information. Further, Comverge may disclose this Agreement and the Work Product to a bona fide potential purchaser solely for the purpose of evaluating an acquisition of Comverge provided that such potential purchaser agrees (i) to be bound by the use and disclosure restrictions set forth in this Section 6, and (ii) to use such information solely for the purpose of evaluating the potential acquisition.

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c. Return of Confidential Information. Upon written request by the disclosing Party, or after the expiration of this Agreement, the Receiving Party and its employees will return to the Disclosing Party all written, taped, or other descriptive matter, including but not limited to drawings and diagrams, descriptions, and other papers and documents which contain Confidential Information; provided, however, that Comverge may retain the Work Product.

d. Expiration of Obligations. The Parties’ obligation under this Section 6 will expire and no longer be in effect on and after the last day of the Non-Compete Period (as defined in Section 13) with respect to the Work Product, and will expire and no longer be in effect on and after the expiration of this Agreement with respect to all other Confidential Information.

7. INTELLECTUAL PROPERTY

a. Ownership of the Work Product. Air Products and Comverge will jointly and severally own all right, title and interest in and to the Business Models and any other deliverables pursuant to this Agreement (the “Work Product”).

b. Air Products Inventions. Air Products will own (i) all intellectual property rights and its know-how owned or controlled by Air Products prior to the Effective Date, and (ii) all Inventions conceived, created and reduced to practice solely by or on behalf of Air Products in the course of the performance of the Agreement.

c. Comverge Inventions. Comverge will own (i) all intellectual property rights and its know how owned or controlled by Comverge prior to the Effective Date, including without limitation any intellectual property relating to the Services that exists prior to the Effective Date, and (ii) all Inventions conceived, created and reduced to practice solely by or on behalf of Comverge in the course of the performance of the Agreement.

d. Joint Intellectual Property. Inventions conceived, created and reduced to practice jointly by or on behalf of the Parties in the course of the performance of this Agreement will be jointly owned by the Parties (“Joint Inventions”). Each Party will have the right to freely sublicense and otherwise exploit such Joint Invention without an obligation to account to the other, with the exception that neither Party shall sublicense Joint Intellectual Property during the Non-Compete period without the prior written consent of the other Party. Air Products will be responsible for the filing of any patent applications that have claims directed to any Joint Invention and maintenance and defense of any patents issuing therefrom, and the Parties will share the expense of such filing, maintenance and defense, as well as any awards received therefrom. Air Products will provide all patent filings drafts five (5) days before submission to the patent office to allow Comverge to review and approve. Air Products will provide Comverge with copies of any filings or correspondence related to any Joint Inventions.

8. LIMITED GRANT OF RIGHTS. Each Party agrees that nothing in this Agreement is intended to, or does, grant a Party the right to use the intellectual

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property right (other than Joint Inventions) of the other Party or its Affiliates or business partners for any purpose other than the furtherance of the business relationship contemplated by this Agreement.

9. WARRANTY. Air Products warrants that the efforts of Air Products pursuant to Sections 2 and 4 herein will be undertaken in a good, diligent and professional manner reasonably calculated to achieve the objectives of this Agreement. Comverge warrants that the efforts of Comverge pursuant to Sections 2 and 4 herein will be undertaken in a good, diligent and professional manner reasonably calculated to achieve the objectives of this Agreement. The foregoing warranties will not constitute a guarantee that the objectives of this Agreement will be achieved, and each Party’s sole and exclusive remedy with respect to a breach of such warranty by the other will be that the breaching Party will modify or correct any efforts which have not been carried out in a good, diligent and professional manner reasonably calculated to achieve the objectives of this Agreement. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 9, AIR PRODUCTS MAKES NO, AND EXPRESSLY DISCLAIMS ANY OTHERS, WARRANTY OR REPRESENTATION, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY CONCERNING ITS EFFORTS PURSUANT TO ITS OBLIGATIONS HEREIN, THE BUSINESS MODELS OR THE PROPOSALS, OR THE MERCHANTABILITY OR FITNESS THEREOF FOR ANY PURPOSE. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 9, COMVERGE MAKES NO, AND EXPRESSLY DISCLAIMS ANY OTHERS, WARRANTY OR REPRESENTATION, WHETHER EXPRESS OR IMPLIED, CONCERNING ITS EFFORTS PURSUANT TO ITS OBLIGATIONS HEREIN. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF USE, LOST PROFIT OR LOST PRODUCTION.

10. LIABILITY AND INDEMNITY. Comverge assumes full responsibility for determining the suitability and accuracy of the Business Models and Proposals. Further, Comverge assumes the risk and liability associated with any marketing activities undertaken, or any use made of the Business Models, by Comverge and its Affiliates or its and their respective personnel, and Comverge agrees to release, defend, indemnify and hold harmless Air Products its Affiliates and its and their respective employees, agents, contractors and advisors from and against any and all Damages (as defined hereinafter) arising out of any use made of the Business Models and Proposals by Comverge, except as and to the extent such Damages are caused by Air Products’ gross negligence or willful misconduct. Air Products agrees to release, defend, indemnify and hold harmless Comverge, its Affiliates and its and their respective employees, agents, contractors and advisors from and against any Damages caused by Air Products’ gross negligence or willful misconduct with respect to its preparation of the Business Models and Proposals.

For purposes of this Agreement, “Damages” means losses, liability, damage, cost and expense (including reasonable attorneys’ fees). EXCEPT WITH RESPECT TO A CLAIM FOR INDEMNIFICATION, ANY OBLIGATION TO MAKE PAYMENT, OR BREACH OF SECTION 6 HEREUNDER, NEITHER PARTY SHALL BE LIABLE HEREUNDER TO THE OTHER PARTY OR ITS AFFILIATES, WHETHER ARISING OUT OF A CLAIM BASED ON BREACH OF CONTRACT OR ON TORT (E.G., NEGLIGENCE, STRICT LIABILITY, ETC.) OR OTHERWISE, FOR AN AMOUNT GREATER THAN THE HIGHER OF THE AGGREGATE OF THE FEES ACTUALLY PAID HEREUNDER TO AIR PRODUCTS.

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11. LEGAL OPINION. Contemporaneous with its delivery of an executed copy of this Agreement to Air Products, Comverge shall cause its outside legal counsel, Andrews Kurth LLP, to render a legal opinion in the form attached hereto as Exhibit C to Air Products related to the Warrant.

12. TERM. This Agreement will become effective on the Effective Date, and will expire fifteen years after the Effective Date (the “Term”); provided, however, that the obligations of Air Products under Section 4(b) will expire thirty (30) months after the Effective Date and all other obligations of Air Products under Sections 2 and 4 will expire on the second anniversary of the Effective Date.

13. NON-COMPETE. During the period commencing on the Effective Date and ending on the earlier to occur of (i) *** (***) months after the Effective Date and (ii) the effective date of any Liquidation Event or Qualified Public Offering (both as defined in Comverge’s Fourth Amended and Restated Certificate of Incorporation dated February 13, 2006, as amended) (the “Non-Compete Period”), neither Air Products nor its Affiliates will compete with Comverge or its Affiliates either directly or indirectly through an investment in any Person in Comverge’s Businesses. If Air Products or its Affiliates provide Services after the Non-Compete Period but before the effective date of any Liquidation Event or Qualified Public Offering, either directly, or indirectly through an investment in any Person that provides Services or the acquisition of a Person that provides Services where such Services are not ancillary to such investment or acquisition and divested within six months, then the percentages set forth in Section 5(a) will be reduced from *** percent (***%) to *** percent (***%) and from *** percent (***%) to *** percent (***%); provided further that upon the occurrence of any Liquidation Event or Qualified Public Offering such percentages shall no longer be reduced and shall be restored to the initial percentages set forth in Section 5(a). Notwithstanding any provision to the contrary contained herein, if during the Non-Compete Period Air Products competes with Comverge either directly or indirectly through an investment in any Person in Comverge Businesses or the acquisition of a Person that competes in Comverge Businesses where such Comverge Businesses are not ancillary to such investment or acquisition and divested within six months, then Comverge’s obligation to pay Compensation to Air Products under Section 5 of the Agreement shall terminate.

14. SURVIVAL. The provisions of Sections, 7(d), 9, 10, 13, 15 and this Section 14 will survive expiration of this Agreement and will be enforceable to the fullest extent permitted by law or in equity.

15. MISCELLANEOUS.

a. Notices.

i. All notices sent under this Agreement will be in writing and (i) hand delivered; (ii) transmitted by legible facsimile with a copy sent concurrently by certified mail, return receipt requested; or (iii) delivered by prepaid priority delivery service.

ii. Notices will be sent to the Parties at the following addresses or such other addresses as the Parties subsequently may provide:

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If to Air Products:	Air Products and Chemicals, Inc.
7201 Hamilton Blvd.
Allentown PA 18195
Attention: David J. Taylor
Telephone: 610-481-6250
Fax: 610-706-5979

If to Comverge:	Comverge, Inc.
120 Eagle Rock Avenue, Suite 190
East Hanover NJ 07936
Attention: Frank Magnotti
Telephone: 973-840-5970
Fax: 973-884-3503

b. Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the law of the state of New York, without regard to its conflict of laws principles. For the adjudication of any disputes arising under this Agreement, the Parties hereby consent to personal jurisdiction and venue in (a) the borough of Manhattan and (b) the Southern District Court of New York.

c. Severability. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement will not affect the enforceability of the remainder of this Agreement. The Parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.

d. Construction of Agreement. The Parties acknowledge that they thoroughly have reviewed this Agreement and bargained over its terms. Accordingly, this Agreement will be construed without regard to the Party or Parties responsible for its preparation, and will be deemed to have been prepared jointly by the Parties.

e. Cumulative Rights and Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy will preclude the concurrent assertion of any other right or employment of any other remedy, nor will the failure to assert any right or remedy constitute a waiver of that right or remedy.

f. Assignment. Either Party may assign or otherwise transfer (including by operation of law or pursuant to a merger, consolidation or sale of all or substantially all of the assets relating to this Agreement) this Agreement or any of its rights or obligations hereunder, or subcontract or otherwise delegate any of its rights, obligations, or duties under this Agreement as long as the assignee accepts and assumes in a writing to the non-assigning Party all of the duties and obligations of the assigning Party under this Agreement. If Comverge transfers all or substantially all of its assets relating to this Agreement, Comverge shall cause all of its obligations and duties under this Agreement to be assumed by the transferee.

CONFIDENTIAL

g. Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives.

h. Headings. All headings in this Agreement are included solely for convenient reference, are not intended to be full and accurate descriptions of the contents of this Agreement, will not be deemed a part of this Agreement, and will not affect the meaning or interpretation of this Agreement.

i. Relationship of the Parties. The Parties are independent contractors, and nothing in this Agreement will be construed as creating a partnership, joint venture, employment or agency relationship between the Parties, or between a Party and any employee of the other Party, or as authorizing either Party to act as agent for the other or to enter into contracts on behalf of the other.

j. Amendments. This Agreement may be modified or amended only by written agreement of the Parties.

k. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes all prior agreements between the Parties concerning the subject matter hereof.

l. Further Assurances. Comverge will not, through reorganization, transfer of assets, consolidation, merger, dissolution, or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, but will at all times in good faith assist in carrying out all of the provisions of Section 5 and in taking all such action as may be necessary or appropriate to protect Air Products’ rights under Section 5 against impairment.

m. Counterparts. This Agreement may be executed in two duplicate originals or counterparts. Each of such duplicate originals or counterparts will be deemed to be an original and both taken together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers.

AIR PRODUCTS AND CHEMICALS, INC.		COMVERGE, INC.

By:	/s/ David J. Taylor	By:	/s/ Robert M. Chiste
Name:	David J. Taylor	Name:	Robert Chiste
Title:	Vice President	Title:	CEO

CONFIDENTIAL

EXHIBIT A

Existing Customers

State of Connecticut

Office of Policy Management

R.D. Scinto

San Diego Military Bases

Home Depot

RCMS controls

Pitney Bowes

United Illuminating Originated Commercial and Industrial Load

Utah Power Corporate Office

THE SECURITIES EVIDENCED BY THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

No.: PC-001

WARRANT

TO PURCHASE SERIES C PREFERRED STOCK

OF

COMVERGE, INC.

1. Issuance of Warrant. FOR VALUE RECEIVED, on and after the Exercise Date (as defined below), and subject to the terms and conditions herein set forth, the Holder (as defined below) is entitled to purchase from Comverge, Inc., a Delaware corporation (the “Company”), at any time before the Expiration (as defined below), subject to the satisfaction of the conditions set forth in Section 3 hereof, at a price per share equal to the Warrant Price (as defined below and subject to adjustment as described below), the Warrant Stock (as defined below and subject to adjustment as described below) upon exercise or conversion of this warrant (this “Warrant”) pursuant to Section 7 or 8, as applicable hereof.

2. Definitions. As used in this Warrant, the following terms have the definitions ascribed to them herein. Capitalized terms not defined herein take the same meaning as in the Development Agreement (as defined below).

(a) “Affiliate” means any person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a person as such terms are used and construed under Rule 144 promulgated under the Securities Act of 1933, as amended.

(b) “Business Day” means any day other than a Saturday, Sunday or other day on which the national or state banks located in the Commonwealth of Pennsylvania or the State of New Jersey are authorized to be closed.

(c) “Change of Control” means any (i) the acquisition of the Company by another entity (or group of affiliated entities or entities operating as a group) by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity (except that the sale by the Company of shares of its capital stock to investors in bona fide financing transactions shall not be deemed to be an acquisition for this purpose) or (ii) a sale, lease or other conveyance or disposition of all or substantially all of the assets of the Company, including a sale of all or substantially all of the assets of the Company’s subsidiaries, if such assets constitute substantially all of the assets of the Company and such subsidiaries taken as a whole.

(d) “Commencement Date” means February 14, 2006.

(e) “Common Stock” means the Company’s common stock, par value $0.001 per share.

(f) “Exercise Date” means the date on which the Company has both (i) executed a total of at least three Services contracts with Commercial or Industrial Customers in at least three Industry Targets in reliance on a Business Model, each Services contract of which makes available load reduction of 25 kilowatts or more and (ii) has aggregated 7.5 megawatts or more of load reduction from Large Load Customers in reliance on a Business Model or through an introduction arranged by Air Products provided, however, that at such time as Air Products has delivered three (3) Business Models, all load reduction from Large Load Customers shall apply to the satisfaction of this condition (ii) without regard to whether such Large Load Customers were introduced by Air Products or acquired through a Business Model.

(g) “Expiration” means the expiration of this Warrant, which shall occur on the earliest of (i) 5:00 p.m. New York City time on August 12, 2008 (the “Expiration Date’), (ii) immediately upon the closing of a Change of Control or (iii) immediately upon the closing of a Public Offering.

(h) “Development Agreement” means the Strategic Development and Marketing Agreement dated as of February 14, 2006, by and between the Company and Air Products.

(i) “Holder” means Air Products and Chemicals, Inc. (“Air Products”), or its permitted assigns.

(j) “Public Offering” means the sale of the Company’s securities pursuant to an effective registration statement under the Securities Act of 1933, as amended.

(k) “Series C Preferred” means the Company’s Series C Preferred Stock, par value $0.001 per share.

(l) “Warrant Price” means $7.50 per share, subject to adjustment as described in Section 4 below.

(m) “Warrant Stock” means the shares of Series C Preferred (or other securities) purchasable upon exercise of this Warrant. The total number of shares to be issued upon the exercise of this Warrant shall be 500,000, subject to adjustment as described in Section 4 below.

3. Exercisability. This warrant shall is not exercisable upon issuance and the Holder shall only have the right to exercise or convert this Warrant pursuant to Section 7 or Section 8, respectively, hereof from the Exercise Date until the Expiration.

4. Adjustments and Notices. The Warrant Price and the number of shares of Warrant Stock shall be subject to adjustment from time to time in accordance with this Section 4.

(a) Subdivision Stock Dividends Combinations and the Like. In case the Company shall at any time subdivide, combine or consummate a similar transaction with respect to the outstanding shares of Series C Preferred or shall issue a stock dividend with respect to the Series C Preferred, the Warrant Price in effect immediately prior to such subdivision, issuance of such dividend, combination or other transaction shall be proportionately decreased, and in case the Company shall at any time combine the outstanding shares of Series C Preferred, the Warrant Price in effect immediately prior to such combination shall be proportionately increased, in each case effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

(b) Reclassification, Exchange, Substitution, Other Distribution. Upon any reclassification, exchange, substitution or other similar event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant or upon the payment of a dividend in securities other than shares of Series C Preferred or property (other than cash), the Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received if this Warrant had been exercised or converted immediately before the record date for such reclassification, exchange, substitution, or other similar event or immediately prior to the record date for such dividend. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property (other than cash). The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise or conversion of the new warrant. The provisions of this Section 4(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events and successive dividends.

(c) Certificate of Adjustment. In each case of an adjustment or readjustment of the Warrant Price, the Company, at its own expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Holder. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based. No adjustment of the Warrant Price shall be required to be made unless it would result in an increase or decrease of at least one cent, but any adjustments not made because of this sentence shall be carried forward and taken into account in any subsequent adjustment otherwise required hereunder.

(d) Adjustment to Number of Shares of Warrant Stock. In the event the Warrant Price is adjusted under any provision of this Section 4, the number of shares of Warrant Stock shall be simultaneously adjusted by multiplying the number of shares of Warrant Stock by a fraction, the numerator of which is the Warrant Price in effect immediately prior to such adjustment and the denominator of which is the Warrant Price in effect immediately after such adjustment.

(e) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all of the provisions of this Section 4 and in taking all such action as may be necessary or appropriate to protect the Holder’s rights under this Section 4 against impairment.

(f) Fractional Shares. No fractional shares shall be issuable upon exercise or conversion of the Warrant and the number of shares to be issued shall be rounded down to the nearest whole share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying the Holder an amount computed by multiplying the fractional interest by the fair market value of a full share, as calculated pursuant to Section 8 hereof.

5. No Stockholder Rights. This Warrant, by itself, as distinguished from any shares purchased hereunder, shall not entitle its Holder to any of the rights of a stockholder of the Company.

6. Reservation of Stock. On and after the Commencement Date, the Company will reserve from its authorized and unissued Series C Preferred a sufficient number of shares to provide for the issuance of Warrant Stock upon the exercise or conversion of this Warrant, and from its authorized and unissued Common Stock a sufficient number of shares to provide for the conversion of the Series C Preferred issuable upon exercise or conversion of this Warrant. Issuance of this Warrant shall constitute full authority to the Company’s officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Warrant Stock issuable upon the exercise or conversion of this Warrant.

7. Exercise of Warrant. This Warrant may only be exercised in whole by the Holder, at any time after the Exercise Date and prior to the termination of this Warrant, by the surrender of this Warrant for cancellation (or an affidavit of loss and indemnity in a form satisfactory to the Company), together with the Notice of Exercise and Investment Representation Statement in the forms attached hereto as Attachments 1 and 2, respectively, duly completed and executed at the principal office of the Company, and accompanied by payment in full of the Warrant Price in cash or by check with respect to the shares of Warrant Stock being purchased. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise pursuant to this Section 7, and the person entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Warrant Stock issuable upon such exercise. If this Warrant is exercised after the occurrence of an event as to which Section 4(b) is applicable, the Holder shall receive the consideration contemplated by Section 4(b) in lieu of Series C Preferred.

8. Conversion of Warrant.

(a) In lieu of exercising this Warrant pursuant to Section 7 hereof, at any time after the Exercise Date and prior to the termination of this Warrant, the Holder hereof shall have the right to convert this Warrant to purchase the number of shares of Warrant Stock computed using the following formula:

X=(Y)(A-B)/A

where X =    the number of shares of Warrant Stock to be issued to the Holder.

Y =	the total number of shares of Warrant Stock issuable upon exercise of the Warrant pursuant to Section 7 hereof.

A =	the fair market value of one share of Warrant Stock which means (i) the fair market value of the Warrant Stock as of the last Business Day immediately prior to the date the notice of conversion is received by the Company, as reported in the principal market for such securities or, if no such market exists, as determined in good faith by the Company’s Board of Directors, or (ii) if this Warrant is being converted in conjunction with a Public Offering the price to the public per share pursuant to the Public Offering.

B =	the Warrant Price on the date of conversion.

Upon the Holder’s delivery to the Company of (i) an executed Notice of Conversion in the form attached hereto as Attachment 3, (ii) an executed Investment Representation Statement in the form attached hereto as Attachment 2 and (iii) this Warrant for cancellation (or an affidavit of loss and indemnity in a form satisfactory to the Company), the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Warrant Stock issuable upon such conversion. The Holder is entitled to receive the shares of Warrant Stock issuable upon such conversion and shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. If this Warrant is converted after the occurrence of an event as to which Section 4(c) is applicable, the Holder shall receive the consideration contemplated by Section 4(c) in lieu of Series C Preferred.

(b) Notwithstanding anything to the contrary herein, in the event that (i) there occurs a Change of Control or a Public Offering after the Commencement Date and prior to the Exercise Date and (ii) the condition set forth in Subsection 2(f)(i) has been satisfied, this Warrant shall be automatically converted, with no action necessary on the Part of the holder to facilitate such conversion, pursuant to Section 8(a) hereof immediately prior to the closing of such Change of control or Public Offering, as applicable.

9. Transfer of Warrant. This Warrant may not be transferred or assigned by the Holder hereof without the prior written consent of the Company unless such transfer complies with this Section 9. This Warrant may be transferred or assigned by the Holder hereof to an Affiliate of the Holder with the written consent of the Company, which shall not be unreasonably withheld, provided, however, in the event there occurs (i) an acquisition of such Affiliate by another entity (or group of affiliated entities or entities operating as a group) by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) or (ii) a sale, lease or other conveyance or disposition of all or substantially all of the assets of such Affiliate that includes the assignment of this Warrant, then such Affiliate must obtain the written consent of the Company, such consent to be within the sole and absolute discretion of the Company, prior to such transfer or assignment of this Warrant.

10. Holder Representations. In connection with the issuance of the this Warrant, the Holder hereby represents to the Company as follows:

(a) The Warrant Stock to be received upon the exercise of the Warrant will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling, granting participation in or otherwise distributing the same, but subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. By executing this statement, the Holder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any Warrant Stock issuable upon exercise of the Warrant.

(b) The Holder understands that the Warrant Stock issuable upon exercise of the Warrant at the time of issuance may not be registered under the Securities Act of 1933, as amended, and applicable state securities laws, on the ground that the issuance of such securities is exempt pursuant to Section 4(2) of the Securities Act and state law exemptions relating to offers and sales not by means of a public offering, and that the Company’s reliance on such exemptions is predicated on the Holder’s representations set forth herein.

(c) The Holder agrees that in no event will it make a disposition of any Warrant Stock (or any securities issued upon conversion thereof), acquired upon the exercise of the Warrant, unless and until (i) it shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) it shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that (A) appropriate action necessary for compliance with the Securities Act and any applicable state securities laws has been taken or an exemption from the registration requirements of the Securities Act and such laws is available, and (B) the proposed transfer will not violate any of said laws.

(d) The Holder acknowledges that an investment in the Company is highly speculative and represents that it is able to fend for itself in the transactions contemplated by this statement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investments, and has the ability to bear the economic risks (including the risk of a total loss) of its investment. The Holder represents that it has had the opportunity to ask questions of the Company concerning the Company’s business and assets and to obtain any additional information which it considered necessary to verify the accuracy of or to amplify the Company’s disclosures, and has had all questions which have been asked by it satisfactorily answered by the Company.

(e) The Holder acknowledges that the Warrant Stock issuable upon exercise of the Warrant must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold from the Company or any affiliate of the Company, the sale being through a “broker’s transaction” or in transactions directly with a “market maker” (as provided by Rule 144(f)) and the number of shares being sold during any three month period not exceeding specified limitations.

11. Termination. This Warrant shall terminate upon the Expiration.

12. Miscellaneous. This Warrant shall be governed by the laws of the State of Delaware, as such laws are applied to contracts to be entered into and performed entirely in Delaware by Delaware residents. In the event of any dispute among the Holder and the Company arising out of the terms of this Warrant, the parties hereby consent to the exclusive jurisdiction of the federal and state courts located in the State of Delaware for resolution of such dispute, and agree not to contest such exclusive jurisdiction or seek to transfer any action relating to such dispute to any other jurisdiction. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed or waived orally, but only by an instrument in writing signed by the Company and the Holder of this Warrant. All notices and other communications from the Company to the Holder of this Warrant shall be delivered personally or by facsimile transmission or mailed by first class mail, postage prepaid, to the address or facsimile number furnished to the Company in writing by the last Holder of this Warrant who shall have furnished an address or facsimile number to the Company in writing, and if mailed shall be deemed given three days after deposit in the United States mail.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officers thereunto duly authorized and the Holder represents and warrants as set forth above.

COMPANY:

COMVERGE, INC.

By:	/s/ Robert M. Chiste
Name:	Robert Chiste
Title:	C.E.O.

HOLDER:

AIR PRODUCTS AND CHEMICALS, INC.

By:	/s/ David J. Taylor
Name:	David J. Taylor
Title:	Vice President

Attachment 1

NOTICE OF EXERCISE

TO:    Comverge, Inc.

1. The undersigned hereby elects to purchase                      shares of the Warrant Stock of Comverge, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price in full, together with all applicable transfer taxes, if any.

2. Please issue a certificate or certificates representing said shares of Warrant Stock in the name of the undersigned or in such other name as is specified below:

(Print Name Exactly as Should Appear on Certificate)

Address:

Phone:
Fax:
Tax ID No.:

(Date)	(Name of Warrant Holder)

By:
Title:

Attachment 2

INVESTMENT REPRESENTATION STATEMENT

Shares of Series C Preferred Stock

(as defined in the attached Warrant) of

Comverge, Inc.

In connection with the purchase of the above-listed securities, the undersigned hereby represents to Comverge, Inc. (the “Company”) as follows:

(a) The securities to be received upon the exercise of the Warrant (the “Securities”) will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and the undersigned has no present intention of selling, granting participation in or otherwise distributing the same, but subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. By executing this statement, the undersigned further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any Securities issuable upon exercise of the Warrant.

(b) The undersigned understands that the Securities issuable upon exercise of the Warrant at the time of issuance may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, on the ground that the issuance of such securities is exempt pursuant to Section 4(2) of the Securities Act and state law exemptions relating to offers and sales not by means of a public offering, and that the Company’s reliance on such exemptions is predicated on the undersigned’s representations set forth herein.

(c) The undersigned agrees that in no event will it make a disposition of any Securities acquired upon the exercise of the Warrant unless and until (i) it shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) it shall have furnished the Company with an opinion of counsel satisfactory to the Company and Company’s counsel to the effect that (A) appropriate action necessary for compliance with the Securities Act and any applicable state securities laws has been taken or an exemption from the registration requirements of the Securities Act and such laws is available, and (B) the proposed transfer will not violate any of said laws.

(d) The undersigned acknowledges that an investment in the Company is highly speculative and represents that it is able to fend for itself in the transactions contemplated by this statement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investments, and has the ability to bear the economic risks (including the risk of a total loss) of its investment. The undersigned represents that it has had the opportunity to ask questions of the Company concerning the Company’s business and assets and to obtain any additional information which it considered necessary to verify the accuracy of or to amplify the Company’s disclosures, and has had all questions which have been asked by it satisfactorily answered by the Company.

(e) The undersigned acknowledges that the Securities issuable upon exercise of the Warrant must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The undersigned is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold from the Company or any affiliate of the Company, the sale being through a “broker’s transaction” or in transactions directly with a “market maker” (as provided by Rule 144(f)) and the number of shares being sold during any three month period not exceeding specified limitations.

Dated:

(Typed or Printed Name)

By:
(Signature)

(Title)

Attachment 3

NOTICE OF Conversion

TO:    Comverge, Inc.

1. The undersigned hereby irrevocably Consents to the conversion of the attached Warrant into shares of Warrant Stock of Comverge, Inc. pursuant to Section 8 of the attached Warrant.

2. The undersigned hereby acknowledges that the fair market value of the shares of Warrant Stock to be purchased pursuant to this conversion of the attached Warrant shall be determined pursuant to the terms of the attached Warrant.

3. Please issue a certificate or certificates for such shares of Warrant Stock in the following name or names and denominations and deliver such certificate or certificates to the person or persons listed below at their respective addresses set forth below:

(Print Name Exactly as Should Appear on Certificate)

Address:

Phone:
Fax:
Tax ID No.:

(Date)	(Name of Warrant Holder)

By:
Title:
(Title and signature of authorized person)

111 Congress Avenue, Suite 1700 Austin, Texas 78701 512.320.9200 Phone 512.320.9282 Fax andrewskurth.com

February 14, 2006

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, Pennsylvania 18195-1501

Ladies and Gentlemen:

We have acted as counsel for Comverge, Inc., a Delaware corporation (the “Company”), in connection with the issuance of a warrant to purchase shares of its Series C Convertible Preferred Stock to you pursuant to that certain Strategic Development and Marketing Agreement dated as of February 14, 2006 (the “Development Agreement”) by and between the Company and you. This opinion letter is being rendered to you pursuant to Section 11 of the Development Agreement in connection with the execution of such agreement and solely relates to the issuance of the Warrant and the shares of capital stock issuable upon exercise or conversion thereof. We express no opinion with respect to the Development Agreement or any matters related thereto. Capitalized terms used but not otherwise defined in this opinion letter have the respective meanings given them in the Development Agreement.

In connection with the opinions expressed herein, we have made such examination of matters of law and fact as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in certificates and statements of government officials and officers of the Company. We have also examined originals or copies of such corporate documents or records of the Company as we have considered appropriate for the opinions expressed herein. We have assumed for the purposes of this opinion letter the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

With respect to the opinion in paragraph 1 regarding the existence and good standing of the Company under the laws of the State of Delaware and the foreign qualification and good standing of the Company under the laws of the States of Florida, Georgia, New Jersey and California, we are relying solely on our review and examination of certificates received from the Secretaries of State of the States of Delaware, Florida, Georgia, New Jersey and California, without further investigation of the records of the Company or otherwise. With respect to our opinion in paragraph 3 regarding the capitalization of the Company (including, but not limited to, securities exercisable or exchangeable for, or convertible into, capital stock of the Company), such opinion is based solely on our review of a certificate of the Company, the Restated Certificate, the Company’s Bylaws, the Company’s stock records and actions by written consent or minutes of meetings of the Company’s Board of Directors and stockholders contained in the Company’s minute books. The Company has represented to us, and we have assumed, that these records are true, correct and complete and constitute all documents with respect to the issuance

Austin    Beijing    Dallas    Houston    London    Los Angeles    New York    The Woodlands    Washington, DC

Air Products and Chemicals, Inc.	February 14, 2006 Page 2

of shares of the Common Stock and Preferred Stock. We have also relied on the Company’s representations to us as to the nature of the consideration received for such shares. The factual information provided in paragraph 3 regarding options, warrants, rights, calls, agreements or commitments to which the Company is a party or by which it is bound, providing for the issuance or redemption of Common Stock or Preferred Stock, is based solely on our review of a certificate of the Company, the Company’s stock records, and actions by written consent or minutes of meetings of the Company’s Board of Directors and stockholders contained in the Company’s minute books. Additionally, we express no opinion as to the capitalization of the Company, or any rights or agreements to acquire the capital stock of the Company, except as expressly set forth in paragraph 3 below.

Please be advised that we express no opinion as to the effect of or compliance by any person or entity other than the Company with any state or federal laws or regulations. Without limiting the foregoing, we have assumed your compliance with all federal and state laws, including those relating to your legal or regulatory status or nature of your business, relating to federal and state taxes, and, to the extent relevant, the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder (the “SBIA Laws”). Moreover, in rendering this opinion letter we have also assumed: (A) that the representations to be made by you in Section 10 of the Warrant are true, correct and complete; (B) upon exercising the Warrant, each of the representations and warranties set forth on Attachment 2 to the Warrant will be true, correct and complete; and (C) that any wire transfers, drafts or checks tendered by you or other payments by you of consideration for the shares of Series C Preferred Stock will be honored or otherwise effected at the time of exercise of the Warrant.

As used herein, the term “Warrant” does not refer to any other agreements or instruments (or forms of agreements or instruments) that may be incorporated therein or otherwise attached thereto. As used in this opinion letter, the expression “we are not aware” or the phrase “to our knowledge,” or any similar expression or phrase with respect to our knowledge of matters of fact, means as to matters of fact that, based on the actual knowledge of individual attorneys within the firm principally responsible for handling current matters for the Company (and not including any constructive or imputed notice of any information), and after an examination of documents referred to herein and after inquiries of certain officers of the Company, no facts have been disclosed to us that have caused us to conclude that the opinions expressed are factually incorrect; but beyond that we have made no factual investigation for the purposes of rendering this opinion letter. Specifically, but without limitation, we have not searched the dockets of any courts and we have made no inquiries of securities holders or employees of the Company, other than such officers. No inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below.

This opinion letter relates solely to the “Applicable Laws” of the State of Texas, the General Corporation Law of the State of Delaware (the “DGCL”), and the federal law of the United States, as provided herein, and we express no opinion with respect to the effect or application of any other laws. Special rulings of authorities administering such laws or opinions of other counsel have not been sought or obtained. As used herein, “Applicable Laws” of a specified jurisdiction means those laws, rules and regulations that are normally applicable to

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transactions of the type contemplated by the Warrant; provided that the term “Applicable Laws” does not include: (a) any municipal or other local law, rule or regulation, (b) any law, rule or regulation relating to (i) pollution or protection of the environment, (ii) zoning, land use, building or construction codes or guidelines, or (iii) labor, employee or occupational safety and health, or (iv) licenses, permits and approvals necessary for the conduct of the Company’s business; (b) antifraud laws, rules and regulations; (c) tax laws, rules or regulations; (d) usury laws and regulations; (e) antitrust laws, rules and regulations; (f) trademark, copyright, patent or other intellectual property laws; and (g) applicable federal or state antifraud or antitrust statutes, laws, rules and regulations or Section 721 (as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988: the so-called “Exon-Florio” provision) of the Defense Production Act of 1950 and the regulations thereunder, and (g) the SBIA laws. Further, we express no opinion as to the effect of or compliance with any state or federal laws or regulations applicable to the transactions contemplated by the Warrant because of the nature of the business of any party thereto other than the Company.

Furthermore, we direct your attention to the fact that the Warrant states that it is governed by the laws of the State of Delaware. We have made no investigation of Delaware law (other than with respect to the DGCL) nor consulted with counsel admitted to practice law in the State of Delaware. We have not examined the question of what law would govern the interpretation or enforcement of the Warrant, and our opinion with regard to the validity, binding nature and enforceability of the Warrant is premised without regard to reasonableness of such premise, based upon the result that would be obtained if a Texas court were to apply the internal laws of the State of Texas (excluding conflicts of law principles) to the interpretation and enforcement of the Warrant. We express no opinion as to any differences between the laws of the State of Delaware and those of the State of Texas, or as to the effect (if any) of any such difference upon the Warrant or such conclusions.

Based upon our examination of and reliance upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth below, we are of the opinion that as of the date hereof:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and the Company has the requisite corporate power and authority to own its properties and to conduct its business as, to our knowledge, it is presently conducted. The Company is qualified to do business as a foreign corporation in the States of Florida, Georgia, New Jersey and California.

2. The Company has the requisite corporate power and authority to execute, deliver and perform the Warrant. The Warrant has been duly and validly authorized by the Company and duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable by you against the Company in accordance with its terms.

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3. The capitalization of the Company is as follows:

(a) Preferred Stock. The Company has 19,913,453 authorized shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of which: (i) 10,402,000 shares have been designated Series A Convertible Preferred Stock, of which 10,401,146 are issued and outstanding, (ii) 36,076 shares have been designated Series A-2 Convertible Preferred Stock, all of which are issued and outstanding, (iii) 7,875,377 shares have been designated Series B Convertible Preferred Stock, 5,640,878 of which are issued and outstanding, and (iv) 1,600,000 shares have been designated Series C Convertible Preferred Stock, none of which are issued and outstanding immediately prior to the Closing. The shares of Series C Preferred Stock to be purchased upon exercise or conversion of the Warrant have been duly authorized and, upon payment of the Warrant Price or conversion pursuant to Section 8 of the Warrant, will be validly issued, nonassessable and fully paid. The rights, privileges, restrictions and preferences of the Series C Preferred Stock are as stated in the Fourth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) as filed with the Secretary of State of Delaware.

(b) Common Stock. The Company has 31,818,965 authorized shares of Common Stock, par value $0.001 per share (the “Common Stock”), of which, to our knowledge, 6,154,373 shares are currently issued and outstanding. Such 6,154,373 shares of outstanding Common Stock have been duly authorized and validly issued, and, to our knowledge, are nonassessable and fully paid.

(c) The Common Stock issuable upon conversion of the Series C Preferred Stock to be purchased by you upon exercise or conversion of the Warrant pursuant to its terms has been duly and validly reserved for issuance and, when and if issued upon such conversion in accordance with the Restated Certificate, will be validly issued, fully paid and nonassessable.

(d) There are no preemptive rights under the DGCL nor, to our knowledge, are there any options, warrants, conversion privileges or other rights (or agreements for any such rights) outstanding to purchase or otherwise obtain from the Company any of the Company’s equity securities, except for (i) the conversion privileges of the Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, (ii) options to purchase up to 4,229,371 shares of Common Stock that have been issued pursuant to the 2000 Stock Option Plan, and (iii) the rights of first offer provided in Article V of the Investors’ Rights Agreement. 1 To our knowledge, except for the Warrant, the Company is not a party or subject to any agreement or understanding and there is no agreement or understanding between any persons and/or entities that affects or relates to the voting or giving of written consent with respect to any security or by a director of the Company.

[1]	The Company has informed us that an option holder delivered a written notice of exercise of options to purchase 227,762 shares of the Company’s Common Stock under the Company’s 2000 Stock Option Plan and indicated that he has mailed a check for the aggregate exercise price. The Company has not yet received the check and accordingly has not yet issued the certificate for such shares.

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4. Other than in connection with any securities laws (with respect to which we direct you solely to paragraph 6 below), the Company’s execution and delivery of, and its performance and compliance as of the date hereof with the terms of, the Warrant do not violate any Applicable Laws or any provision of the Restated Certificate or the Company’s Bylaws and do not conflict with or constitute a default under the provisions of any judgment, writ, decree or order of which we are aware or the material provisions of any of the agreements specifically identified on Schedule A hereto.

5. Other than in connection with any securities laws (with respect to which we direct you solely to paragraph 6 below), all consents, approvals, permits, orders or authorizations of, and all qualifications by and registrations with, any federal or state governmental authority on the part of the Company required in connection with the execution and delivery of the Warrant and the consummation of the Closing have been obtained, and are effective, and we are not aware of any proceedings, or written threat of any proceedings, that question the validity thereof.

6. The offer, issuance and sale of the Warrant to you is exempt from the registration requirement of Section 5 of the Securities Act of 1933, as amended, and as such act currently exists, the issuance of the Series C Preferred Stock to you upon exercise or conversion of the Warrant would also be exempt from such registration. In addition, the issuance of Common Stock to you upon conversion of the Series C Preferred Stock to be sold to you would also be exempt from such registration requirements.

Separately, we advise you that we are not aware of any suit, action, proceeding or governmental investigation pending, or overtly threatened in writing, against the Company or its properties that questions the legality, validity or enforceability of the Warrant or the right of the Company to issue the Warrant.

Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

(A) The legality, validity, binding nature and enforceability of the Company’s obligations under the Warrant may be subject to, affected by or limited by (1) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally; (2) principles of equity (whether relief is sought in a proceeding at law or in equity and whether such principles are incorporated in laws or judicial decisions), including, without limitation, concepts of materiality, unconscionability, public policy, reasonableness, good faith and fair dealing, and the discretion of any court of competent jurisdiction in awarding specific performance or injunctive relief and other equitable remedies; and (3) without limiting the generality of the foregoing, (a) principles requiring the consideration of the impracticability or impossibility of performance of the Company’s obligations at the time of the attempted enforcement of such obligations, (b) the effect of state court decisions and statutes which indicate that provisions of the Warrant which permit you to take action or make determinations may be subject to a requirement that such action be taken or such determinations be made on a reasonable basis in good faith or that it be shown that such action is reasonably necessary for your protection, and (c) principles imposing obligations of good faith or

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reasonableness in the performance of or enforcement of contractual rights or the exercise of determinations or discretion (or prohibiting disclaimer of such obligation).

(B) We express no opinion concerning the past, present or future fair market value of any securities.

(C) We express no opinion as to the enforceability of any provisions indemnifying a party against, or requiring contributions toward, that party’s liability for its own wrongful or negligent acts, or where indemnification or contribution is contrary to public policy or prohibited by law. In this regard, but without limiting the foregoing, we advise you that in the opinion of the Securities and Exchange Commission, provisions regarding indemnification of directors, officers and controlling persons of an issuer against liabilities arising under the Securities Act of 1933, as amended, are against public policy and are therefore unenforceable.

(D) We express no opinion as to the enforceability of any provisions of the Warrant prohibiting waivers of any terms of the Warrant other than in writing, or prohibiting oral modifications thereof or modification by course of dealing. In addition, our opinions are subject to the effect of judicial decisions that may permit the introduction of extrinsic evidence to interpret the terms of written contracts such as the Warrant.

(E) We express no opinion as to the effect of any state law, federal law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or contrary to public policy.

(F) In connection with our opinion in paragraph 4 relating to any agreements that may be listed on the Schedule A hereto, we have not reviewed, and express no opinion on, (i) provisions requiring determinations to ascertain whether there is any such conflict or (ii) provisions relating to the occurrence of a “material adverse effect” or words of similar import. In addition, our opinion relating to any agreements which may be listed on Schedule A hereto is subject to our assumption that we have been provided with complete versions (including all amendments and modifications) of such agreements and to the effect of judicial decisions which may permit the introduction of extrinsic evidence to interpret the terms of written contracts or allow non-written modifications of written contracts. Moreover, to the extent that any of the agreements which may be listed on Schedule A hereto are governed by the laws of any jurisdiction other than the State of Texas our opinion relating to those agreements is based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those agreements.

(G) We express no opinion as to the effect of subsequent issuances of securities of the Company, to the extent that further issuances which may be integrated with the Closing may include purchasers that do not meet the definition of “accredited investor” under Rule 501 of Regulation D and equivalent definitions under state securities or “blue sky” laws and to the extent that notwithstanding its reservation of shares the Company may issue so many shares of Common Stock that there are not enough remaining authorized but unissued shares of Common Stock for the conversion of the Series C Preferred Stock (or may issue securities which by

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antidilution adjustment so reduce the Series C Conversion Price (as such term is defined in the Restated Certificate), of the Series C Preferred Stock and/or other Company derivative securities that the outstanding shares of the Series C Preferred Stock become convertible for more shares of Common Stock than remain authorized but unissued).

(H) We assume that the Warrant is fair (within the meaning of Section 144 of the DGCL) as to the Company and its stockholders as of the time the Company’s Board of Directors approved them. We have assumed that the Company’s Board of Directors fulfilled its fiduciary duties in connection with its approval of the Warrant and the transactions contemplated thereby, and that the directors’ conduct in connection therewith shall be governed by the “business judgment rule” (as interpreted by the courts of the State of Delaware in published opinions prior to the date hereof) and not by any enhanced standard of judicial review or scrutiny.

(I) We express no opinion as to:

(1) The enforceability under certain circumstances of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, or defenses to obligations or rights granted by law, when such waivers are against public policy or prohibited by law;

(2) The enforceability under certain circumstances of provisions to the effect that rights or remedies may be exercised without notice, that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy, that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, that election of a particular remedy or remedies does not preclude recourse to one or more remedies, that rights or remedies may be exercised without notice, or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy;

(3) Any provision providing for the exclusive jurisdiction of a particular court or purporting to waive rights to trial by jury, service of process or objections to the laying of venue or to forum on the basis of forum non conveniens, in connection with any litigation arising out of or pertaining to the Warrant;

(4) The effect on the liquidation provisions of the Restated Certificate of applicable state law, federal law or equitable principles restricting in certain circumstances distributions by a corporation to its stockholders, relating to dissenters’ rights or relating to involuntary dissolution;

(5) Section 11 of the Warrant to the extent that it purports to exclude conflicts of laws principles under Delaware law;

(6) Section 4.8 of the Investors’ Rights Agreement;

(7) Section 1.6 of the Co-Sale and First Refusal Agreement;

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(8) The effect of any state law, federal law or equitable principles which limit the amount of attorneys’ fees that can be recovered under certain circumstances; or

(9) With respect to any shares of the capital stock of the Company that have been or are being purchased for other than cash or cancellation or payment of indebtedness, the value, validity or adequacy of the consideration paid or delivered by you for the Warrant or the Series C Preferred Stock upon exercise of the Warrant.

This opinion letter is rendered as of the date first written above solely for your benefit in connection with the issuance of the Warrant and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein, including, without limitation, with respect to any matters that may occur, or of which we may become aware.

Very truly yours,

/s/ Andrews Kurth LLP

ANDREWS KURTH LLP

SCHEDULE A To Legal Opinion

To Air Products and Chemicals, Inc.

Dated February 14, 2006

1.	Series C Preferred Stock Purchase Agreement dated February 14, 2006 by and among the Company and certain Investors (as defined therein).

2.	Third Amended and Restated Investors’ Rights Agreement dated February 14, 2006 by and among the Company and certain of its stockholders.

3.	Third Amended and Restated Co-Sale and First Refusal Agreement dated February 14, 2006 by and among the Company and certain of its stockholders.

4.	Fourth Amended and Restated Voting Agreement dated February 14, 2006 by and among the Company and certain of its stockholders.